Exhibit 99.1

                Oil States Announces First Quarter 2004 Earnings

    HOUSTON, April 28 /PRNewswire-FirstCall/ -- Oil States International, Inc. (NYSE: OIS) today reported net income of $16.2 million, or $0.32 per diluted share, for the quarter ended March 31, 2004 compared to net income of $13.4 million, or $0.27 per diluted share, in the first quarter of 2003. Reported net income included the effect of a $5.4 million income tax credit, which reduced the tax provision calculated at statutory rates, due to the partial reversal of valuation allowances applied against net operating loss carryforwards. As a result, the Company's effective tax rate was 8.6% versus previous effective rate guidance of 33%. If the Company had reported earnings with the previously estimated 33% rate, the Company would have reported net income of $11.8 million, or $0.24 per diluted share, without the tax credit.
    The Company's first quarter results were characterized by further improvements in its Well Site Services and Tubular Services segments, offset by weak results in its Offshore Products segment. The Company generated $204.2 million of revenues and $27.8 million of EBITDA (defined as net income plus interest, taxes, depreciation and amortization) in the first quarter of 2004 compared to $185.6 million and $26.9 million, respectively, in the first quarter of 2003.(A) Oil States' revenues and EBITDA for the quarter increased 10% and 3%, respectively, from last year's results. Strong North American drilling and completion activity coupled with rising steel prices and contributions from recent acquisitions led to year-over-year and sequential improvements in the Well Site Services and Tubular Services segments. These improvements were substantially offset by diminished results from Offshore Products primarily due to decreased activity and revenues during the quarter, which also led to reduced cost absorption in several of the Company's manufacturing facilities.
    During the first quarter of 2004, the Company recognized a $5.4 million income tax benefit related to the partial reversal of valuation allowances applied against net operating loss carryforwards. Because the Company has generated consolidated earnings and U.S. taxable income in the three year period since its formation and expects to generate future taxable income, the Company reduced the allowance and recognized the benefit of a majority of its net operating loss carryforwards. The Company recognized the benefit of $44.2 million of its $63.2 million of available net operating loss carryforwards during the quarter. As a result, the Company's effective tax rate for the first quarter of 2004 was 8.6% compared to an effective tax rate of 29.0% in the first quarter of 2003. The Company expects that the effective rate for the full year 2004 will be approximately 30%. Capital expenditures during the first quarter of 2004 totaled $8.9 million.

    BUSINESS SEGMENT RESULTS

    Well Site Services
    Well Site Services generated significantly improved results during the first quarter of 2004 due to improved activity in the U.S. land drilling market, a strong Canadian drilling season and contributions from capital investments and acquisitions completed in recent months. For the first quarter of 2004, Well Site Services reported revenues of $96.1 million and EBITDA of $23.8 million compared to revenues of $78.8 million and EBITDA of $19.5 million in the first quarter of 2003. These results represent a 22% year-over-year increase in both revenues and EBITDA. Within Well Site Services, the accommodations business benefited from strong Canadian drilling activity as the Canadian rig count increased 7% from the first quarter 2003. The accommodations business also benefited from significantly increased contributions from an international catering and facility management contract. The Company's land drilling operations generated significantly improved results year-over-year due to continued strong U.S. land drilling activity and contributions from two newly built rigs working in West Texas. Well Site Services also benefited from eight rental tool acquisitions completed over the past six months. Further improvements in the segment's results were hindered by continued weakness in the Gulf of Mexico market which negatively impacted the workover, rental tool and Gulf Coast accommodations businesses.

    Offshore Products
    During the first quarter of 2004, Offshore Products reported $41.9 million of revenues and $1.5 million of EBITDA, compared to $57.6 million of revenues and $7.5 million of EBITDA in the first quarter of 2003. Revenues declined 27% year-over-year as a result of timing delays in deepwater infrastructure spending. Gross margin for the first quarter fell to 17% from the 22% gross margin in the first quarter of 2003. These lower margins were largely due to lower overhead absorption resulting from reduced activity and unfavorable product mix. The segment also recorded a $0.4 million foreign exchange loss because of the decline of the U.S. dollar relative to the British pound. However, Offshore Products' outlook improved during the quarter as backlog grew to $76.9 million at March 31, 2004 compared to $62.6 million at December 31, 2003, a 23% increase.

    Tubular Services
    Tubular Services generated $66.2 million of revenues and $4.0 million of EBITDA in the first quarter compared to $49.2 million of revenues and $1.2 million of EBITDA in the first quarter of 2003. Tubular Services benefited from a 30% year-over-year increase in U.S. land drilling activity and a significant increase in OCTG prices during the quarter, partially offset by reduced offshore activity in the U.S. OCTG shipments were 67,300 tons in the first quarter of 2004 compared to 56,600 tons shipped in the first quarter of 2003. Gross margin for Tubular Services was 8.9% in the first quarter of 2004 compared to 5.9% in the first quarter of 2003. The Company's OCTG inventory at March 31, 2004 was $59.3 million compared to $64.5 million at December 31, 2003 and $65.1 million at March 31, 2003. As of March 31, 2004, approximately 75% of Oil States' OCTG inventory was committed to customer orders.
    "North American activity continued to be strong in the first quarter of 2004, driving solid results in our Tubular Services and Well Site Services businesses," stated Douglas E. Swanson, Oil States' President and Chief Executive Officer. "We experienced good activity in Canada during the winter drilling season and improving land activity in the U.S., partially offset by continued weakness in the Gulf of Mexico. Our Tubular Services segment benefited from rising steel and OCTG prices, creating margin expansion opportunities. We had a difficult quarter in our Offshore Product segment due to reduced activity, but we believe that we have seen the trough given the growth in our backlog as of quarter end. The outlook for each of our businesses is improving. Although we will experience the normal seasonal decline in our Canadian business in the second quarter, we expect continued solid results in Well Site Services from the anticipated strong U.S. market and growth opportunities in Canada due to future oil sands construction activity. Tubular Services should continue to benefit from the strong U.S. land drilling market and tight OCTG supplies. Based on our current backlog, we believe Offshore Products will have improved results during the remainder of 2004."
    Oil States International, Inc. is a diversified solutions provider for the oil and gas industry. With locations around the world, Oil States is a leading manufacturer of products for deepwater production facilities and subsea pipelines, and a leading supplier of a broad range of services to the oil and gas industry, including production-related rental tools, work force accommodations and logistics, oil country tubular goods distribution, hydraulic workover services and land drilling services. Oil States is organized in three business segments -- Offshore Products, Tubular Services and Well Site Services, and is publicly traded on the New York Stock Exchange under the symbol OIS.
    For more information on the Company, please visit Oil States International's website at www.oilstatesintl.com .
    The foregoing contains forward-looking statements within the meaning of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements are those that do not state historical facts and are, therefore, inherently subject to risks and uncertainties. The forward-looking statements included herein are based on current expectations and entail various risks and uncertainties that could cause actual results to differ materially from those forward-looking statements. Such risks and uncertainties include, among other things, risks associated with the general nature of the oilfield service industry and other factors discussed within the "Business" section of the Form 10-K for the year ended December 31, 2003 filed by Oil States with the SEC on March 5, 2004.

     (A) The term EBITDA consists of net income plus interest, taxes, depreciation and amortization. EBITDA is not a measure of financial performance under generally accepted accounting principles. You should not consider it in isolation from or as a substitute for net income or cash flow measures prepared in accordance with generally accepted accounting principles or as a measure of profitability or liquidity. Additionally, EBITDA may not be comparable to other similarly titled measures of other companies. The Company has included EBITDA as a supplemental disclosure because its management believes that EBITDA provides useful information regarding our ability to service debt and to fund capital expenditures and provides investors a helpful measure for comparing its operating performance with the performance of other companies that have different financing and capital structures or tax rates. The Company uses EBITDA to compare and to monitor the performance of its business segments to other comparable public companies and as a benchmark for the award of incentive compensation under its annual incentive compensation plan.

                        Oil States International, Inc.
                           Statements of Operations
                   (in thousands, except per share amounts)
                                 (unaudited)
                                                 Three Months Ended March 31,
                                                   2004              2003
     Revenue                                      $204,190          $185,577
     Costs and expenses:
       Cost of sales                               161,297           144,968
       Selling, general and administrative          14,691            13,753
       Depreciation and amortization                 8,572             6,458
       Other expense                                   532                52
     Operating income                               19,098            20,346
     Interest income                                    81                70
     Interest expense                               (1,647)           (1,691)
     Other income                                      145               105
       Income before income taxes                   17,677            18,830
     Income tax expense                             (1,520)           (5,461)
       Net income applicable to common stock       $16,157           $13,369
     Net income per common share
       Basic                                         $0.33             $0.28
       Diluted                                       $0.32             $0.27
     Average shares outstanding
       Basic                                        49,129            48,463
       Diluted                                      49,754            49,099
     Segment Data:
     Revenues
       Well Site Services                          $96,140           $78,838
       Offshore Products                            41,888            57,588
       Tubular Services                             66,162            49,151
     Total Revenues                               $204,190          $185,577
     EBITDA (A)
       Well Site Services                          $23,758           $19,522
       Offshore Products                             1,459             7,480
       Tubular Services                              3,975             1,215
       Corporate / Other                            (1,377)           (1,308)
     Total EBITDA                                  $27,815           $26,909
     Operating Income / (Loss)
       Well Site Services                          $17,520           $15,080
       Offshore Products                              (798)            5,627
       Tubular Services                              3,767               959
       Corporate / Other                            (1,391)           (1,320)
     Total Operating Income                        $19,098           $20,346

                        Oil States International, Inc.
                         Consolidated Balance Sheets
                                (in thousands)
                                 (unaudited)
                                                 Mar. 31, 2004   Dec. 31, 2003
     Assets
        Current assets
           Cash                                      $20,665          $19,318
           Accounts receivable                       159,004          137,484
           Inventory                                 123,147          121,319
           Prepaid and other current assets            8,811            9,956
              Total current assets                   311,627          288,077
        Property, plant and equipment, net           201,593          194,136
        Goodwill                                     250,374          224,054
        Other intangible assets, net                   7,222            5,870
        Other long term assets                         5,050            5,049
     Total assets                                   $775,866         $717,186

     Liabilities and stockholders' equity
        Current liabilities
           Accounts payable and accrued
            liabilities                              $88,436          $89,243
           Income taxes payable                        5,142            3,020
           Current portion of long term debt             853              873
           Deferred revenue                            8,394            4,784
           Other current liabilities                   2,758              937
              Total current liabilities              105,583           98,857
        Long term debt                               174,406          136,246
        Deferred income taxes                         16,313           19,411
        Postretirement healthcare and other
         benefits                                      2,594            2,662
        Other liabilities                              5,024            4,899
              Total liabilities                      303,920          262,075
        Stockholders' equity
           Common stock                                  492              492
           Additional paid-in capital                334,244          333,855
           Retained earnings                         124,975          108,818
           Accumulated other comprehensive
            income/(loss)                             12,565           12,289
           Treasury stock                               (330)            (343)
              Total stockholders' equity             471,946          455,111
     Total liabilities and stockholders' equity     $775,866         $717,186

                        Oil States International, Inc.
               Additional Quarterly Segment and Operating Data
                                 (unaudited)
                                                  Three Months Ended March 31,
                                                    2004               2003
     Additional Well Site Services
      Financial Data ($ in thousands)
       Revenues
         Accommodations                            $62,474            $51,285
         Hydraulic Workover Services                 7,634              9,211
         Rental Tools                               15,374             10,781
         Land Drilling                              10,658              7,561
       Total Revenues                              $96,140            $78,838
       EBITDA (A)
         Accommodations                            $15,453            $12,758
         Hydraulic Workover Services                   772              2,412
         Rental Tools                                4,534              2,794
         Land Drilling                               2,999              1,558
       Total EBITDA                                $23,758            $19,522
       Operating Income
         Accommodations                            $13,161            $11,120
         Hydraulic Workover Services                  (183)             1,573
         Rental Tools                                2,317              1,461
         Land Drilling                               2,225                926
       Total Operating Income                      $17,520            $15,080
     Well Site Services Supplemental
      Operating Data
       Accommodations Operating Statistics
         Average Mandays Served (Canada only)        6,751              6,951
         Average Camps Rented
           Canadian Side-by-Side Camps                  56                 54
           US Offshore Steel Buildings
            (10 foot wide)                              75                 82
       Hydraulic Workover Services
        Operating Statistics
         Average Units Available                        30                 28
         Utilization                                 27.0%              35.8%
         Average Day Rate ($ in
          thousands per day)                         $10.3              $10.1
         Average Daily Cash Margin ($ in
          thousands per day)                          $2.1               $3.5
       Land Drilling Operating
        Statistics
         Average Rigs Available                         17                 15
         Utilization                                 90.0%              80.7%
         Implied Day Rate ($ in
          thousands per day)                          $7.9               $6.9
         Implied Daily Cash Margin ($ in
          thousands per day)                          $2.4               $1.6
     Offshore Products Backlog ($ in millions)       $76.9              $80.9
     Tubular Services Operating Data
       Shipments (Tons in thousands)                  67.3               56.6
       Quarter end Inventory ($ in thousands)      $59,257            $65,057

                        Oil States International, Inc.
           Reconciliation of GAAP to Non-GAAP Financial Information
                                (in thousands)
                                 (unaudited)
                                                  Three Months Ended March 31,
                                                     2004              2003
     Net income                                     $16,157           $13,369
     Income tax expense                               1,520             5,461
     Depreciation and amortization                    8,572             6,458
     Interest income                                    (81)              (70)
     Interest expense                                 1,647             1,691
          EBITDA                                    $27,815           $26,909

SOURCE  Oil States International, Inc.
    -0-                             04/28/2004
    /CONTACT:  Cindy B. Taylor of Oil States International, Inc.,
+1-713-652-0582/
    /Web site:  http://www.oilstatesintl.com /
    (OIS)
CO:  Oil States International, Inc.
ST:  Texas
IN:  OIL
SU:  ERN